Exhibit (o)(i)

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Daniel J. Igo as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for them in their name, place and stead, to sign any and all Registration Statements applicable to Capital One Funds, and any amendments or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any state agency, granting unto said attorney-in-fact and agent full power and authority to sign and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES	TITLE	DATE

/s/ Richard L. Chauvin Richard L. Chauvin	President	October 17, 2007

/s/ Donald P. Lee Donald P. Lee	Chief Compliance Officer	October17, 2007

/s/ Arthur Rhew Dooley, Jr. Arthur Rhew Dooley, Jr.	Trustee	October 17, 2007

/s/ Teri G. Fontenot Teri G. Fontenot	Trustee	October 17, 2007

/s/ Joe N. Averett, Jr. Joe N. Averett, Jr.	Trustee	October 17, 2007

/s/ Ernest E. Howard, III. Ernest E. Howard, III.	Trustee	October 17, 2007